Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the UniFirst Corporation 1996 Stock Incentive Plan of our reports dated November 8, 2006, with respect to the consolidated financial statements and schedule of UniFirst Corporation, UniFirst Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of UniFirst Corporation, included in its Annual Report (Form 10-K) for the year ended August 26, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 11, 2007